Exhibit 99.(h)(2)

FORM OF CALL CENTER AND TRANSFER AGENCY SERVICES AMENDMENT

This Amendment dated July 1, 2013 (the “Amendment”) to the Administration Agreement dated October 23, 2003 (the “Administration Agreement”), by and between Morgan Stanley Institutional Liquidity Funds (the “Fund”) and Morgan Stanley Investment Management Inc. (the “Administrator”).

WITNESSETH:

WHEREAS, MSIM serves as administrator to the Fund and its portfolios pursuant to the Administration Agreement and provides the general administration of the affairs of the Fund; and

WHEREAS, the Fund desires to engage the Administrator to provide certain call center and related transfer agency services to the Fund and its portfolios; and

WHEREAS, the Administrator wishes to delegate the performance of these services to its affiliate, Morgan Stanley Services Company Inc. (“MSSCI”) pursuant to the terms of the Agreement and this Amendment and MSSCI wishes to accept such delegation;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Administration Agreement is amended as follows:

1.              Sections 4(C) through (I) of the Administration Agreement are hereby deleted and replaced as follows:

C. Call Center and Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, the Fund hereby engages and appoints the Administrator to provide, and the Administrator agrees to provide, the following call center services and related transfer agency services for the Fund, and such additional call center and related transfer agency services as may be mutually agreed in writing by the Fund and the Administrator (collectively, the “Services”):

a)            The Administrator shall maintain a unit to provide call center services for the Funds. This unit will provide coverage each day during which the Funds are open. The Administrator will adjust the staffing of call center unit from time to time based upon existing call center volume.

b)            The call center unit described in paragraph (a) above will:

(i) Answer and respond to inquiries from existing shareholders, prospective shareholders of the Fund and broker-dealers on behalf of such Shareholders, such inquiries may include, but are not limited to, requests for information on account set-up and maintenance, general questions regarding the operation of the Fund, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests;

(ii) Process orders for purchase, exchange and/or redemption of Fund shares received by the call center in accordance with the Fund’s current registration statement, including the entering of any such orders received by the call center into systems designated by the Fund for official recording on the books and records of the Fund.

c)             The Administrator shall be permitted to act upon any instruction of any person by telephone reasonably believed to be genuine to redeem exchange and/or transfer Fund shares from any account for which such telephone transactions has been authorized by a shareholder. In accordance with Section 7 herein, the Fund hereby agrees to indemnify and hold the Administrator or its affiliates harmless against all losses costs or expenses, including attorney’s fees, suffered or incurred by the

Administrator or its affiliates directly or indirectly as a result of (i) taping the telephone conversation of any shareholder; and (ii) relying on telephone instructions of any person acting on behalf of a shareholder account for which telephone services have been authorized.

d)            To the extent required by applicable law, the Administrator, or any affiliate of the Administrator performing the Services, is and will remain registered with the U.S. Securities and Exchange Commission (“SEC”) or other appropriate regulatory agency as a Transfer Agent pursuant to the requirements of Section 17A of the 1934 Act.

2)             The following is hereby added as Section 18 to the Administration Agreement:

18. Use of Affiliates.

The Administrator hereby delegates the Services to MSSCI and MSSCI hereby accepts such delegation in accordance with the terms of the Agreement and Call Center and Transfer Agency Services Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

MORGAN STANLEY INSTITUTIONAL LIQUIDITY FUNDS

BY:

TITLE:

MORGAN STANLEY INVESTMENT
MANAGEMENT INC.

BY:

TITLE:

With respect to delegation under Section 18:

MORGAN STANLEY SERVICES
COMPANY INC.

BY:

TITLE: